Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-278797-02 on Form S-3 of our report dated February 27, 2025, relating to the financial statements of Public Service Company of Colorado appearing in this Annual Report on Form 10-K of Public Service Company of Colorado for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 27, 2025